UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/24/2008

TRIMERIS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23155

DE	561808663
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3500 Paramount Parkway, Morrisville, NC 27560
(Address of principal executive offices, including zip code)

(919) 419-6050
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

On January 29, 2008, Trimeris, Inc. (the "Company") issued a press release announcing sales of FUZEON for the fourth quarter and year ended December 31, 2007. A copy of the press release is attached hereto as Exhibit 99.1.

The information under this Item 2.02 and including Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 24, 2008, Trimeris, Inc. (the "Company") appointed Andrew L. Graham, age 38, to the position of Chief Financial Officer and Secretary. Mr. Graham previously served as Principal Accounting Officer and Secretary at Trimeris beginning in 2004. Prior to that, Mr. Graham first served as Comptroller and then later as Director of Finance and then later still as Chief Accounting Officer, at Icoria, Inc. (formerly Paradigm Genetics, Inc.) from 1999 through 2004. Mr. Graham received his B.A and M.A. degrees in accounting from North Carolina State University and his M.B.A. from the University of North Carolina at Chapel Hill. Mr. Graham is a certified public accountant.

In connection with his appointment as Chief Financial Officer, on January 24, 2008, the Company entered into an Executive Employment Agreement with Andrew L. Graham (the "Graham Employment Agreement") whereby Mr. Graham will serve as the Company's Chief Financial Officer. The Graham Employment Agreement is effective as of January 1, 2008 and has an indefinite term. Under the Graham Employment Agreement, Mr. Graham will receive an annual salary of $175,000. Mr. Graham is entitled to receive other compensation as well, including an annual discretionary bonus of up to 30% of base salary based upon the achievement of financial and other performance criteria, as set forth in the Graham Employment Agreement attached as Exhibit 10.1 to this Current Report, which is incorporated herein by reference.

In the event that Mr. Graham's employment is terminated by the Company other than for Cause, death or Disability or upon his resignation for Good Reason (as these terms are defined in the Graham Employment Agreement), Mr. Graham will be entitled to certain severance payments and benefits, including an amount equal to his yearly base salary plus his then current Target Bonus (as defined in the Graham Employment Agreement) in exchange for his execution of a release of claims. Mr. Graham will also be entitled to a pro rata bonus for the year of termination based on actual results for such year if he is terminated due to death, Disability, termination without Cause, or upon his resignation for Good Reason. Mr. Graham is subject to non-competition restrictions during the term of his employment and for one year thereafter.

Also on January 24, 2008, the Company appointed Michael A. Alrutz, age 38, to the position of General Counsel. Mr. Alrutz previously served as Legal Counsel at Trimeris beginning in 2002. Mr. Alrutz received his B.A. degree in Biology from the University of Pennsylvania and his J.D. from Duke University School of Law. Mr. Alrutz also holds a Ph.D. in Molecular Biology from the Sackler School of Graduate Biomedical Sciences at Tufts University.

In connection with his appointment as General Counsel, on January 24, 2008, the Company entered into an Executive Employment Agreement with Michael A. Alrutz (the "Alrutz Employment Agreement") whereby Mr. Alrutz will serve as the Company's General Counsel. The Alrutz Employment Agreement is effective as of January 1, 2008 and has an indefinite term. Under the Alrutz Employment Agreement, Mr. Alrutz will receive an annual salary of $175,000. Mr. Alrutz is entitled to receive other compensation as well, including an annual discretionary bonus of up to 30% of base salary based upon the achievement of financial and other performance criteria, as set forth in the Alrutz Employment Agreement attached as Exhibit 10.2 to this Current Report, which is incorporated herein by reference.

In the event that Mr. Alrutz's employment is terminated by the Company other than for Cause, death or Disability or upon his resignation for Good Reason (as these terms are defined in the Alrutz Employment Agreement), Mr. Alrutz will be entitled to certain severance payments and benefits, including an amount equal to his yearly base salary plus his then current Target Bonus (as defined in the Alrutz Employment Agreement) in exchange for his execution of a release of claims. Mr. Alrutz will also be entitled to a pro rata bonus for the year of termination based on actual results for such year if he is terminated due to death, Disability, termination without Cause, or upon his resignation for Good Reason. Mr. Alrutz is subject to non-competition restrictions during the term of his employment and for one year thereafter.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

10.1   Executive Employment Agreement by and between Trimeris, Inc. and Andrew L. Graham dated January 24, 2008

10.2   Executive Employment Agreement by and between Trimeris, Inc. and Michael A. Alrutz dated January 24, 2008

99.1   Press release dated January 29, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMERIS, INC.

Date: January 30, 2008	By:	/s/ Martin A. Mattingly
Martin A. Mattingly
Chief Exectuive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Executive Employment Agreement by and between Trimeris, Inc. and Andrew L. Graham dated January 24, 2008
EX-10.2	Executive Employment Agreement by and between Trimeris, Inc. and Michael A. Alrutz dated January 24, 2008
EX-99.1	Press release dated January 29, 2008